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                                                                  EXHIBIT 16.1

                             [LETTERHEAD OF KPMG]

Securities and Exchange Commission
Washington, D.C. 20549

February 22, 2000

Ladies and Gentlemen:

We were previously principal accountants for Blaze Software, Inc. (formerly Neuron Data, Inc.) and, under the date of June 26, 1998, except as to Note 8, which is as of November 10, 1998, we reported on the consolidated financial statements of Blaze Software, Inc. and subsidiaries as of and for the years ended March 31, 1998 and 1997. Effective April 1999, our appointment as principal accountants was terminated. We have read the section "Change in Independent Accountants" included on page 72 of Blaze Software, Inc's Form S-1 as amended on February 19, 2000, and we agree with the statements contained therein, except we have no basis to agree or disagree with the following statements:

   . Effective April 1999 PricewaterhouseCoopers LLP was engaged as our independent accountants
   . The decision to change accountants was approved by our Board of Directors
   . Prior to retaining PricewaterhouseCoopers LLP, we had not consulted with PricewaterhouseCoopers LLP on items that involved our accounting principles or the form of audit opinion to be issued on our consolidated financial statements included in this prospectus

Very truly yours,

/s/ KPMG LLP